Exhibit 99
PRESS RELEASE

FOR IMMEDIATE RELEASE:	August 12, 2011
For Further Information:	Eloise L. Mackus, CEO
Phone: 330.576.1208
Fax: 330.666.7959
CENTRAL FEDERAL CORPORATION ANNOUNCES RESULTS FOR THE QUARTER AND
YEAR TO DATE PERIODS ENDED JUNE 30, 2011
Highlights
•	Nonperforming loans declined for the 4th consecutive quarter, and decreased 29% since December 31, 2010 and 33% since June 30, 2010.
•	Criticized and classified loans declined for the 4th consecutive quarter, and decreased 11% since December 31, 2010 and 22% since June 30, 2010.
•	The ratio of nonperforming loans to total loans improved to 3.98% at June 30, 2011, compared to 5.02% at December 31, 2010.
•	The Company announced a common stock offering of up to $30.0 million on August 9, 2011.
Fairlawn, Ohio — August 12, 2011 — Central Federal Corporation (Nasdaq: CFBK) announced a net loss of $1.9 million, or $(.49) per diluted common share, for the quarter ended June 30, 2011, compared to a net loss of $5.6 million, or $(1.38) per diluted common share, for the quarter ended June 30, 2010.
For the six months ended June 30, 2011, the net loss totaled $3.6 million, or $(.93) per diluted common share, compared to a net loss of $5.6 million, or $(1.43) per diluted common share for the six months ended June 30, 2010.
The $3.7 million decrease in the net loss for the three months ended June 30, 2011 was primarily due to a $5.5 million decrease in the provision for loan losses, partially offset by a $546,000 decrease in net interest income and a $1.2 million increase in foreclosed assets expense as compared to the three months ended June 30, 2010.
The $2.0 million decrease in the net loss for the six months ended June 30, 2011 was primarily due to a $4.8 million decrease in the provision for loan losses, partially offset by a $1.0 million decrease in net interest income, a $505,000 decrease in noninterest income and a $1.2 million increase in foreclosed assets expense as compared to the six months ended June 30, 2010.
Management’s ongoing assessment of CFBank’s loan portfolio resulted in a decrease of $5.5 million and $4.8 million, respectively, in the provision for loan losses during the quarter and six months ended June 30, 2011, compared to the same periods last year. The decrease in the provision for both current year periods was due to a decrease in nonperforming loans, classified and criticized loans and overall loan portfolio balances since the beginning of the year. Nonperforming loans decreased $2.9 million, or 28.9%, and totaled $7.2 million at June 30, 2011, compared to $10.1 million at December 31, 2010. The ratio of nonperforming loans to total loans improved to 3.98% at June 30, 2011, compared to 5.02% at December 31, 2010.
Criticized and classified loans decreased $5.6 million, or 11.2%, and totaled $44.0 million at June 30, 2011, compared to $49.6 million at December 31, 2010. Overall loan portfolio balances decreased $21.0 million, or 10.5%, during the six months ended June 30, 2011. The ratio of the allowance for loan losses (ALLL) to total loans was 4.48% at June 30, 2011, compared to 4.87% at December 31, 2010.

Eloise L. Mackus, CEO commented, “The level of nonperforming loans and criticized and classified loans have improved in each of the last four quarters and these balances have decreased by 33% and 22%, respectively, since last June. This continued improvement is a result of the hard work and determination of the CFBank team. We remain focused on successfully working through the asset quality issues and resulting regulatory situation.”
Net interest income decreased $546,000 and $1.0 million, respectively, for the three and six months ended June 30, 2011, compared to the prior year periods. The decrease was due to lower margins in both current year periods. Net interest margin totaled 2.44% for the quarter ended June 30, 2011, compared to 3.23% for the quarter ended June 30, 2010. Net interest margin totaled 2.55% for the six months ended June 30, 2011, compared to 3.31% for the six months ended June 30, 2010. The decrease in net interest margin during the three and six month periods ended June 30, 2011 was due to an increase in on-balance-sheet liquidity and a decrease in the average balance of loans outstanding, partially offset by a decrease in funding costs. See the section titled “Net interest income” for additional details. The average balance of cash and cash equivalents, which was invested in low-yielding overnight investments for liquidity purposes, increased $40.7 million and $38.5 million, respectively, during the three and six months ended June 30, 2011. The high level of on-balance-sheet liquidity was in response to uncertain regulatory conditions. As a result of the losses suffered in 2009, 2010 and the first quarter of 2011, management was concerned that CFBank would be restricted from accepting or renewing brokered deposits, in addition to other regulatory restrictions, and moved aggressively in 2011, prior to receipt of the CFBank Cease and Desist Order (the CFBank Order) in May 2011, to build liquidity to deal with potential retail deposit outflows and potential decreased borrowing capacity from the Federal Home Loan Bank (FHLB) and the Federal Reserve Bank (FRB). Average loan balances decreased $45.1 million and $44.6 million, respectively, during the three and six months ended June 30, 2011 compared to the prior year period as we slowed new lending to increase our capital ratios and, since receipt of the CFBank Order, to comply with lending restrictions.
Foreclosed assets expense increased $1.2 million for both the three and six months ended June 30, 2011, compared to the prior year periods. The increase was primarily due to a $1.1 million charge related to approximately 42 acres of undeveloped land located in Columbus, Ohio held in foreclosed assets. A revaluation of this property during the current quarter evidenced a decline in value which resulted in the charge during the quarter ended June 30, 2011.
Noninterest income decreased $151,000 and $505,000, respectively, for the three and six months ended June 30, 2011, compared to the prior year periods. The decrease was due to lower gains on sales of loans and securities. Net gains on sales of loans decreased $157,000 and $267,000, respectively, for the three and six months ended June 30, 2011, compared to the prior year periods, primarily due to lower mortgage loan originations and, consequently, fewer loan sales in the current year periods. Additionally, noninterest income for the six months ended June 30, 2010 included $240,000 in net gain on sales of securities. There were no gains on sales of securities in the current year periods.
The Company announced the terms of a proposed registered common stock offering of up to $30.0 million, consisting of a $25.0 million rights offering and a $5.0 million offering to a group of standby purchasers on August 9, 2011. Under the terms of the rights offering, all record holders of the Company’s common stock as of a date to be determined will receive, at no charge, one subscription right for each share of common stock held as of the record date. Each subscription right will entitle the holder of the right to purchase a to-be-determined number of shares of Company common stock at a subscription price of $1.00 per share. The rights offering will commence as soon as practicable after the filing with and review by the SEC of the registration statement relating to the offering. Any shares not subscribed for in the rights offering may be offered in a public offering. In addition, for each four shares of common stock purchased, purchasers will receive, at no charge, one warrant to purchase one additional share of common stock at a purchase price of $1.00 per share. The warrants will be exercisable for three years. The Company has separately entered into a series of standby purchase agreements with a group of investors led by Timothy O’Dell, Thad R. Perry and Robert E. Hoeweler. Under the standby purchase agreements the standby purchasers will acquire 5.0 million shares of Company common stock at a price of $1.00 per share and receive warrants with the same terms and conditions as all purchasers in the rights offering. The standby purchasers have conditioned their purchase of shares of common stock upon the receipt by the Company of at least $16.5 million in net proceeds from the rights offering.
Jerry F. Whitmer, Chairman of the Board, added, “We were pleased to announce the common stock offering of up to $30.0 million on August 9, 2011. We believe this level of capital will satisfy the capital requirements of the Cease and Desist Orders.”
Net interest income
Net interest income totaled $1.6 million for the quarter ended June 30, 2011 and decreased $546,000, or 25.0%, compared to $2.2 million for the quarter ended June 30, 2010. The margin decreased 79 basis points (bp) to 2.44% in the second quarter of 2011, compared to 3.23% in the second quarter of 2010. The decrease in margin was due to a larger decrease in the yield on interest-earning assets than in the cost of interest-bearing liabilities. The average yield on interest-earning assets decreased 103 bp and the average cost of interest-bearing liabilities decreased 32 bp in the quarter ended June 30, 2011, compared to the quarter ended June 30, 2010. The average yield on interest-earning assets decreased due to a decrease in average loan balances and an increase in average securities and other earning asset balances, primarily cash, which provide lower yields than loans. The average cost of interest-bearing liabilities decreased due to the sustained low market interest rate environment and reduced deposit pricing in the current year quarter.
Interest income totaled $2.6 million and decreased $714,000, or 21.8%, for the quarter ended June 30, 2011, compared to $3.3 million for the quarter ended June 30, 2010. The decrease in interest income was primarily due to a decrease in income on loans.
Interest expense decreased $168,000, or 15.3%, to $933,000 for the second quarter of 2011, compared to $1.1 million in the second quarter of 2010. The decrease in interest expense resulted from lower deposit costs and a decrease in the average balance of borrowings outstanding, partially offset by an increase in the average balance of deposits and an increase in borrowing costs.
Net interest income totaled $3.4 million for the six months ended June 30, 2011 and decreased $1.0 million, or 23.5%, compared to $4.4 million for the six months ended June 30, 2010. The decrease in net interest income was due to a lower net interest margin for the six months ended June 30, 2011 compared to the prior year period. Net interest margin decreased 76 bp to 2.55% for the six months ended June 30, 2011, compared to 3.31% for the six months ended June 30, 2010. The decrease in margin was due to a larger decrease in the yield on interest-earning assets than in the cost of interest-bearing liabilities. The average yield on interest-earning assets decreased 104 bp, while the average cost of interest-bearing liabilities decreased 39 bp for the six months ended June 30, 2011, compared to the six months ended June 30, 2010. The average yield on interest-earning assets decreased due to a decrease in average loan balances and an increase in average securities and other earning asset balances, primarily cash, which provide lower yields than loans. The average cost of interest-bearing liabilities decreased due to the sustained low market interest rate environment and reduced deposit pricing in the current year period.

Interest income totaled $5.2 million and decreased $1.5 million, or 21.6%, for the six months ended June 30, 2011, compared to $6.7 million for the six months ended June 30, 2010. The decrease in interest income was primarily due to a decrease in income on loans.
Interest expense decreased $401,000, or 17.9%, to $1.8 million for the six months ended June 30, 2011, compared to $2.2 million for the six months ended June 30, 2010. The decrease in interest expense resulted from lower deposit costs and a decrease in the average balance of borrowings outstanding, partially offset by an increase in the average balance of deposits.
Provision for loan losses
The provision for loan losses totaled $432,000 for the quarter ended June 30, 2011, and decreased $5.5 million compared to $5.9 million for the quarter ended June 30, 2010. The provision for loan losses totaled $1.9 million for the six months ended June 30, 2011, and decreased $4.8 million compared to $6.7 million for the six months ended June 30, 2010. The decrease in the provision for loan losses for the three and six months ended June 30, 2011 was due to a 33.2% decrease in nonperforming loans, a 21.7% decrease in classified and criticized loans and an 18.1% decrease in overall loan portfolio balances compared to balances at June 30, 2010.
Nonperforming loans, which are nonaccrual loans and loans at least 90 days past due but still accruing interest, decreased $2.9 million, or 28.9%, and totaled $7.2 million at June 30, 2011, compared to $10.1 million at December 31, 2010. The decrease in nonperforming loans was primarily due to $3.8 million in loan charge-offs, and, to a lesser extent, loan payments and proceeds from the sale of the underlying collateral of various loans, partially offset by $1.5 million in additional loans that became nonperforming during 2011. The ratio of nonperforming loans to total loans improved to 3.98% at June 30, 2011, compared to 5.02% at December 31, 2010.
Nonaccrual loans include some loans that were modified and identified as troubled debt restructurings, where concessions had been granted to borrowers experiencing financial difficulties. These concessions could include a reduction in the interest rate, payment extensions, principal forgiveness and other actions intended to maximize collection. Troubled debt restructurings included in nonaccrual loans totaled $2.5 million at June 30, 2011 and $4.5 million at December 31, 2010.
Nonaccual loans at June 30, 2011 and December 31, 2010 do not include $839,000 in troubled debt restructurings where customers have established a sustained period of repayment performance, generally six months, the loans are current according to their modified terms and repayment of the remaining contractual payments is expected. These loans are included in total impaired loans.
Individually impaired loans totaled $6.8 million at June 30, 2011 and decreased $3.9 million, or 36.8%, from $10.7 million at December 31, 2010. The decrease in individually impaired loans was primarily due to loan charge-offs, which totaled $3.8 million during the six months ended June 30, 2011. The amount of the ALLL specifically allocated to individually impaired loans totaled $1.3 million at June 30, 2011 and $2.9 million at December 31, 2010.

The level of criticized and classified assets continues to be negatively impacted by the increasing duration and lingering nature of the current recessionary economic environment and its continued detrimental effects on our borrowers, including deterioration in client business performance, declines in borrowers’ cash flows and lower collateral values. Loans classified as special mention totaled $17.1 million at June 30, 2011, and decreased $3.9 million, or 18.5%, compared to $21.0 million at December 31, 2010. Loans classified as substandard totaled $26.9 million at June 30, 2011, and decreased $1.7 million, or 5.8%, compared to $28.6 million at December 31, 2010. No loans were classified doubtful or loss at either date. The decrease in loans classified as special mention and substandard was due to charge-offs totaling $3.8 million and, to a lesser extent, principal repayments and payoffs since December 31, 2010.
Noninterest income
Noninterest income for the quarter ended June 30, 2011 totaled $142,000 and decreased $151,000, compared to the quarter ended June 30, 2010. The decrease was due to a $157,000 decline in net gains on sales of loans in the current year quarter.
Noninterest income for the six months ended June 30, 2011 totaled $298,000 and decreased $505,000, compared to the six months ended June 30, 2010. The decrease was due to a $240,000 decrease in gains on sales of securities and a $267,000 decrease in net gains on sales of loans in the current year period.
Net gains on sales of loans totaled $24,000 for the second quarter of 2011 and decreased $157,000, or 86.7%, compared to $181,000 for the second quarter of 2010. The decrease in net gains on sales of loans in the current year quarter was due to lower mortgage loan originations than in the quarter ended June 30, 2010. Originations totaled $6.4 million for the quarter ended June 30, 2011 and decreased $12.8 million, or 66.5%, compared to $19.2 million in the prior year quarter.
Net gains on sales of loans totaled $64,000 for the six months ended June 30, 2011 and decreased $267,000, or 80.7%, compared to $331,000 for the six months ended June 30, 2010. The decrease in net gains on sales of loans in the current year period was due to lower mortgage loan originations than in the prior year period. Originations totaled $18.9 million for the six months ended June 30, 2011, and decreased $16.1 million, or 45.9%, compared to $35.0 million in the prior year period.
The decrease in originations during the three and six months ended June 30, 2011 was partially due to five fewer mortgage loan originators in the current year periods. The number of originators decreased as a result of attrition and termination of originators with low production. Additionally, the First-Time Home Buyer Credit, which was extended for purchases made through April 30, 2010 by The Worker, Homeownership and Business Assistance Act of 2009, positively impacted originations in the second quarter of 2010.
There were no sales of securities in the current year period. Gains on sales of securities totaled $240,000 in the prior year period. The proceeds from sales in the prior year period were reinvested in securities with a 0% total risk-based capital requirement. The gains on sales positively impacted CFBank’s core capital ratio, and reinvestment in 0% risk-weighted assets had a positive impact on CFBank’s total risk-based capital ratio.
Noninterest expense
Noninterest expense increased $1.2 million, or 55.4%, and totaled $3.3 million for the second quarter of 2011, compared to $2.1 million for the second quarter of 2010. Noninterest expense increased $1.3 million, or 29.7%, and totaled $5.5 million for the six months ended June 30, 2011, compared to $4.2 million for the six months ended June 30, 2010. The increase in noninterest expense during the three and six months ended June 30, 2011 was primarily due to an increase in foreclosed assets expense which included a $1.1 million charge on a commercial real estate property held in foreclosed assets, as previously discussed.

The ratio of noninterest expense to average assets increased to 4.57% for the quarter ended June 30, 2011, compared to 2.92% for the quarter ended June 30, 2010. The ratio of noninterest expense to average assets increased to 3.81% for the six months ended June 30, 2011, compared to 2.94% for the six months ended June 30, 2010. The ratio of noninterest expense to average assets for the three and six months ended June 30, 2011 was significantly impacted by the $1.1 million charge on foreclosed assets.
The efficiency ratio increased to 118.91% for the quarter ended June 30, 2011, compared to 84.44% for the quarter ended June 30, 2010. The efficiency ratio increased to 116.91% for the six months ended June 30, 2011, compared to 84.15% for the six months ended June 30, 2010. The increase in the efficiency ratio for the quarter and six months ended June 30, 2011 was due to a decrease in net interest income and noninterest income in the current year periods.
Balance sheet activity
Assets totaled $277.8 million at June 30, 2011 and increased $2.6 million, or .9%, from $275.2 million at December 31, 2010. The increase was due to a $26.2 million increase in cash and cash equivalents, partially offset by a $19.3 million decrease in net loan balances and a $2.1 million decrease in foreclosed assets.
Cash and cash equivalents totaled $60.4 million at June 30, 2011 and increased $26.2 million, or 76.3%, from $34.3 million at December 31, 2010. The increase in cash and cash equivalents was a result of building on-balance-sheet liquidity, as discussed previously. The increase in liquidity was primarily due to an $18.7 million increase in certificate of deposit account balances since December 31, 2010. Liquidity was also increased by cash flows from the loan portfolio which were not redeployed into new loan originations. The increase in liquidity had a negative impact on net interest margin.
Securities available for sale totaled $27.3 million at June 30, 2011, and decreased $1.5 million, or 5.1%, compared to $28.8 million at December 31, 2010 due to scheduled maturities and repayments in excess of purchases during the current year period.
Net loans totaled $171.5 million at June 30, 2011 and decreased $19.3 million, or 10.1%, from $190.8 million at December 31, 2010. The decrease was primarily due to lower commercial, multi-family residential, commercial real estate and single family residential loan balances and, to a lesser extent, lower consumer loan balances. Commercial, commercial real estate and multi-family loans, including related construction loans, decreased $16.2 million, or 10.3%, and totaled $140.6 million at June 30, 2011. The decrease was primarily in commercial real estate loan balances, including related construction loans, which decreased $8.3 million, or 10.0%, due to principal repayments and payoffs in excess of current year originations and $1.4 million in charge-offs related to two borrowers. Commercial loans decreased by $5.2 million, or 13.5%, due to principal repayments and payoffs in excess of current year originations and $1.1 million in charge-offs related to two borrowers. Multi-family residential loans decreased by $2.8 million primarily related to principal repayments and payoffs in excess of current year originations and $1.3 million in charge-offs related to two borrowers. Single-family residential mortgage loans, including related construction loans, totaled $21.5 million at June 30, 2011 and decreased $4.1 million, or 16.1%, from $25.6 million at December 31, 2010. The decrease in mortgage loans was due to current period principal repayments and payoffs in excess of loans originated for portfolio. Consumer loans totaled $17.5 million at June 30, 2011 and decreased $651,000, or 3.6%, due to repayments of auto loans and home equity lines of credit.

The ALLL totaled $8.1 million at June 30, 2011 and decreased $1.7 million, or 17.5%, from $9.8 million at December 31, 2010. The decrease in the ALLL was due to a 10.5% decrease in overall loan balances, the charge-off of certain nonperforming loans, a 28.9% decrease in nonperforming loans and an 11.2% decrease in criticized and classified loans during the six months ended June 30, 2011. The ratio of the ALLL to total loans was 4.48% at June 30, 2011, compared to 4.87% at December 31, 2010.
Foreclosed assets totaled $2.4 million at June 30, 2011 and decreased $2.1 million, or 47.4%, from $4.5 million at December 30, 2010. The decrease was due to the sale of $1.0 million in inventory from a jewelry manufacturer that had been foreclosed in December 2010, which resulted in no additional loss, and a $1.1 million charge to foreclosed assets expense related to a commercial real estate property, as described previously. There were no assets acquired by CFBank through foreclosure during the six months ended June 30, 2011.
Deposits totaled $238.2 million at June 30, 2011 and increased $10.8 million, or 4.8%, from $227.4 million at December 31, 2010. The increase was primarily due to an $18.7 million increase in certificate of deposit account balances and a $3.6 million increase in interest bearing checking account balances, partially offset by an $11.9 million decrease in money market account balances.
Certificate of deposit account balances increased $18.7 million during the six months ended June 30, 2011 due to a $23.2 million increase in retail deposit accounts, partially offset by a $4.5 million decrease in brokered deposits. Retail certificate of deposit account balances increased primarily due to competitive pricing strategies related to accounts with maturities of two years and longer. Due to the low market interest rate environment, we were able to extend these maturities with a small increase in the weighted average cost of certificates of deposit, which increased to 1.72% at June 30, 2011, from 1.70% at December 31, 2010.
Money market account balances totaled $44.9 million at June 30, 2011 and decreased $11.9 million, or 21.0%, from $56.8 million at December 31, 2010. The decrease was due to customers seeking higher yields on these short-term funds than management was willing to offer based on asset/liability management strategies.
Long-term FHLB advances totaled $18.7 million at June 30, 2011 and decreased $5.2 million, or 21.7%, from $23.9 million at December 31, 2010 due to repayment of maturing advances. The advances were repaid with the increase in deposit balances in accordance with the Company’s liquidity management program in order to maintain borrowing capacity with the FHLB.
Stockholders’ equity totaled $12.3 million at June 30, 2011 and decreased $3.7 million, or 23.2%, from $16.0 million at December 31, 2010. The decrease was due to the $3.6 million net loss, $210,000 in preferred stock dividends accrued but not paid and accretion of discount on preferred stock related to the Troubled Asset Relief Program (TARP) Capital Purchase Program, partially offset by an $84,000 increase in unrealized gains in the securities portfolio.
With the capital provided by the TARP Capital Purchase Program, we have continued to make financing available to businesses and consumers in our market areas. Since receipt of $7.2 million in TARP Capital Purchase Program proceeds in December 2008 and through June 30, 2011, we have originated or renewed $232.9 million in loans.

About Central Federal Corporation and CFBank
Central Federal Corporation is the holding company for CFBank, a federally chartered savings association formed in Ohio in 1892. CFBank has four full-service banking offices in Fairlawn, Calcutta, Wellsville and Worthington, Ohio. Additional information about CFBank’s banking services and the Company is available at www.CFBankOnline.com.
Forward-Looking Information
Statements in this earnings release and in other communications by the Company that are not statements of historical fact are forward-looking statements which are made in good faith by us pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to: (1) projections of revenues, income or loss, earnings or loss per common share, capital structure and other financial items; (2) plans and objectives of the Company, management or Boards of Directors; (3) statements regarding future events, actions or economic performance; and (4) statements of assumptions underlying such statements. Words such as “estimate,” “strategy,” “may,” “believe,” “anticipate,” “expect,” “predict,” “will,” “intend,” “plan,” “targeted,” and the negative of these terms, or similar expressions, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Various risks and uncertainties may cause actual results to differ materially from those indicated by our forward-looking statements. The following factors could cause such differences:
•	a continuation of current high unemployment rates and difficult economic conditions or adverse changes in general economic conditions and economic conditions in the markets we serve, any of which may affect, among other things, our level of nonperforming assets, charge-offs, and provision for loan loss expense;
•	changes in interest rates that may reduce net interest margin and impact funding sources;
•	our ability to maintain sufficient liquidity to continue to fund our operations;
•	changes in market rates and prices, including real estate values, which may adversely impact the value of financial products including securities, loans and deposits;
•	the possibility of other-than-temporary impairment of securities held in CFBank’s securities portfolio;
•	results of examinations of the Holding Company and CFBank by the regulators, including the possibility that the regulators may, among other things, require CFBank to increase its allowance for loan losses or write-down assets;
•	our ability to meet the requirements of the Holding Company and CFBank Cease and Desist Orders issued by regulators;
•	the uncertainties arising from the Company’s participation in the TARP Capital Purchase Program, including the impacts on employee recruitment and retention and other business and practices, and uncertainties concerning the potential redemption by us of Treasury’s preferred stock investment under the program, including the timing of, regulatory approvals for, and conditions placed upon, any such redemption;
•	changes in tax laws, rules and regulations;
•	various monetary and fiscal policies and regulations, including those determined by the Federal Reserve Board, the Federal Deposit Insurance Corporation (FDIC) and the Office of the Comptroller of the Currency (OCC);
•	competition with other local and regional commercial banks, savings banks, credit unions and other non-bank financial institutions;
•	our ability to grow our core businesses;

•	technological factors which may affect our operations, pricing, products and services;
•	unanticipated litigation, claims or assessments; and
•	management’s ability to manage these and other risks.

Forward-looking statements are not guarantees of performance or results. A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. The Company believes it has chosen these assumptions or bases in good faith and that they are reasonable. We caution you however, that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material. The forward-looking statements included in this report speak only as of the date of the report. We undertake no obligation to publicly release revisions to any forward-looking statements to reflect events or circumstances after the date of such statements, except to the extent required by law.

Consolidated Statements of Operations
($ in thousands, except share data)
(unaudited)

	Three months ended			Six months ended
	June 30,			June 30,
	2011	2010	% change	2011	2010	% change

Total interest income	$2,568	$3,282	-22%	$5,217	$6,654	-22%
Total interest expense	933	1,101	-15%	1,843	2,244	-18%

Net interest income	1,635	2,181	-25%	3,374	4,410	-23%

Provision for loan losses	432	5,938	-93%	1,851	6,686	-72%

Net interest income (loss) after provision for loan losses	1,203	(3,757)	n/m	1,523	(2,276)	n/m

Noninterest income
Service charges on deposit accounts	69	74	-7%	130	144	-10%
Net gain on sales of loans	24	181	-87%	64	331	-81%
Net gain on sale of securities	—	—	n/m	—	240	n/m
Other	49	38	29%	104	88	18%

Noninterest income	142	293	-52%	298	803	-63%

Noninterest expense
Salaries and employee benefits	1,033	1,060	-3%	2,074	2,113	-2%
Occupancy and equipment	69	45	53%	154	113	36%
Data processing	145	164	-12%	289	319	-9%
Franchise taxes	64	85	-25%	130	178	-27%
Professional fees	258	272	-5%	559	478	17%
Director fees	45	26	73%	91	52	75%
Postage, printing and supplies	39	43	-9%	87	102	-15%
Advertising and promotion	14	27	-48%	24	55	-56%
Telephone	18	27	-33%	40	51	-22%
Loan expenses	20	16	25%	30	43	-30%
Foreclosed assets, net	1,152	1	n/m	1,185	1	n/m
Depreciation	104	133	-22%	218	264	-17%
FDIC premiums	175	101	73%	350	250	40%
Amortization of intangibles	10	10	0%	20	20	0%
OTS assessment	38	23	65%	75	45	67%
Other	78	66	18%	126	121	4%

Noninterest expense	3,262	2,099	55%	5,452	4,205	30%

Loss before income taxes	(1,917)	(5,563)	n/m	(3,631)	(5,678)	n/m
Income tax benefit	—	(10)	n/m	—	(30)	n/m

Net loss	$(1,917)	$(5,553)	n/m	$(3,631)	$(5,648)	n/m

Net loss attributable to common stockholders	$(2,023)	$(5,655)	n/m	$(3,841)	$(5,852)	n/m

Share Data						n/m
Basic loss per common share	$(0.49)	$(1.38)	n/m	$(0.93)	$(1.43)	n/m
Diluted loss per common share	$(0.49)	$(1.38)	n/m	$(0.93)	$(1.43)	n/m
Average common shares outstanding — basic	4,101,331	4,095,993		4,099,807	4,095,607
Average common shares outstanding — diluted	4,101,331	4,095,993		4,099,807	4,095,607
n/m — not meaningful

Consolidated Statements of Financial Condition
($ in thousands)
(unaudited)

	June 30,	March 31,	December 31,	September 30,	June 30,
	2011	2011	2010	2010	2010
Assets
Cash and cash equivalents	$60,436	$69,558	$34,275	$34,015	$13,406
Securities available for sale	27,333	25,896	28,798	29,501	24,282
Loans held for sale	1,810	1,361	1,953	1,875	10,069
Loans	179,532	188,389	200,525	213,509	219,096
Less allowance for loan losses	(8,050)	(9,417)	(9,758)	(10,057)	(10,074)

Loans, net	171,482	178,972	190,767	203,452	209,022
Federal Home Loan Bank stock	1,942	1,942	1,942	1,942	1,942
Loan servicing rights	47	54	57	63	72
Foreclosed assets, net	2,370	3,509	4,509	2,348	2,348
Premises and equipment, net	5,851	5,903	6,016	6,661	6,783
Assets held for sale	—	535	535	—	—
Other intangible assets	109	119	129	139	149
Bank owned life insurance	4,208	4,175	4,143	4,111	4,083
Accrued interest receivable and other assets	2,202	2,082	2,108	2,845	2,945

Total assets	$277,790	$294,106	$275,232	$286,952	$275,101

Liabilities and Stockholders’ Equity
Deposits
Noninterest bearing	$19,638	$18,886	$20,392	$20,337	$20,687
Interest bearing	218,585	229,999	206,989	217,390	205,568

Total deposits	238,223	248,885	227,381	237,727	226,255
Long-term Federal Home Loan Bank advances	18,742	21,742	23,942	23,942	23,942
Other borrowings	—	1,500	—	—	—
Advances by borrowers for taxes and insurance	79	141	213	93	48
Accrued interest payable and other liabilities	3,309	2,552	2,552	3,484	2,549
Subordinated debentures	5,155	5,155	5,155	5,155	5,155

Total liabilities	265,508	279,975	259,243	270,401	257,949
Stockholders’ equity	12,282	14,131	15,989	16,551	17,152

Total liabilities and stockholders’ equity	$277,790	$294,106	$275,232	$286,952	$275,101

Consolidated Financial Highlights
($ in thousands except per share data)
(unaudited)

	At or for the three months ended					At or for the six months ended
	June 30,	March 31,	December 31,	September 30,	June 30,	June 30,
	2011	2011	2010	2010	2010	2011	2010
Earnings (loss)
Net interest income	$1,635	$1,739	$1,968	$2,056	$2,181	$3,374	$4,410
Provision for loan losses	$432	$1,419	$1,165	$617	$5,938	$1,851	$6,686
Noninterest income	$142	$156	$404	$587	$293	$298	$803
Noninterest expense	$3,262	$2,190	$2,007	$2,220	$2,099	$5,452	$4,205
Net loss	$(1,917)	$(1,714)	$(990)	$(232)	$(5,553)	$(3,631)	$(5,648)
Net loss attributable to common stockholders	$(2,023)	$(1,818)	$(1,093)	$(335)	$(5,655)	$(3,841)	$(5,852)
Basic loss per common share	$(0.49)	$(0.44)	$(0.26)	$(0.08)	$(1.38)	$(0.93)	$(1.43)
Diluted loss per common share	$(0.49)	$(0.44)	$(0.26)	$(0.08)	$(1.38)	$(0.93)	$(1.43)
Performance Ratios (annualized)
Return on average assets	(2.69%)	(2.39%)	(1.41%)	(0.32%)	(7.74%)	(2.54%)	(3.96%)
Return on average equity	(58.14%)	(45.57%)	(24.31%)	(5.52%)	(106.84%)	(51.44%)	(51.04%)
Average yield on interest-earning assets	3.83%	4.07%	4.45%	4.64%	4.86%	3.95%	4.99%
Average rate paid on interest-bearing liabilities	1.50%	1.46%	1.56%	1.62%	1.82%	1.48%	1.87%
Average interest rate spread	2.33%	2.61%	2.89%	3.02%	3.04%	2.47%	3.12%
Net interest margin, fully taxable equivalent	2.44%	2.67%	3.01%	3.12%	3.23%	2.55%	3.31%
Efficiency ratio	118.91%	115.04%	84.19%	91.51%	84.44%	116.91%	84.15%
Noninterest expense to average assets	4.57%	3.06%	2.86%	3.09%	2.92%	3.81%	2.94%
Capital
Core capital ratio (1)	5.40%	5.68%	6.59%	6.58%	6.87%	5.40%	6.87%
Total risk-based capital ratio (1)	10.10%	10.60%	10.68%	10.53%	10.01%	10.10%	10.01%
Tier 1 risk-based capital ratio (1)	8.81%	9.32%	9.41%	9.25%	8.73%	8.81%	8.73%
Tangible capital ratio (1)	5.40%	5.68%	6.59%	6.58%	6.87%	5.40%	6.87%
Equity to total assets at end of period	4.42%	4.80%	5.81%	5.77%	6.23%	4.42%	6.23%
Tangible equity to tangible assets	4.38%	4.77%	5.77%	5.72%	6.18%	4.38%	6.18%
Book value per common share	$1.26	$1.71	$2.16	$2.30	$2.47	$1.26	$2.47
Tangible book value per common share	$1.23	$1.68	$2.13	$2.27	$2.43	$1.23	$2.43
Period-end market value per common share	$0.80	$1.30	$0.51	$0.95	$1.54	$0.80	$1.54
Period-end common shares outstanding	4,127,798	4,127,798	4,127,798	4,121,798	4,092,839	4,127,798	4,092,839
Average basic common shares outstanding	4,101,331	4,098,266	4,095,064	4,092,908	4,095,993	4,099,807	4,095,607
Average diluted common shares outstanding	4,101,331	4,098,266	4,095,064	4,092,908	4,095,993	4,099,807	4,095,607
Asset Quality
Nonperforming loans	$7,152	$8,341	$10,057	$10,676	$10,705	$7,152	$10,705
Nonperforming loans to total loans	3.98%	4.43%	5.02%	5.02%	4.90%	3.98%	4.90%
Nonperforming assets to total assets	3.43%	4.03%	5.29%	4.54%	4.74%	3.43%	4.74%
Allowance for loan losses to total loans	4.48%	5.00%	4.87%	4.73%	4.61%	4.48%	4.61%
Allowance for loan losses to nonperforming loans	112.56%	112.90%	97.03%	94.20%	94.11%	112.56%	94.11%
Net charge-offs	$1,812	$1,746	$1,474	$634	$3,272	$3,558	$3,702
Annualized net charge-offs to average loans	3.92%	3.63%	2.85%	1.17%	5.81%	3.77%	3.23%
Average Balances
Loans	$175,567	$182,800	$196,732	$205,734	$217,323	$179,183	$221,702
Assets	$285,538	$286,301	$280,407	$287,829	$287,152	$285,920	$285,578
Stockholders’ equity	$13,190	$15,044	$16,287	$16,823	$20,789	$14,117	$22,130

(1)	Regulatory capital ratios of CFBank